Exhibit 5.1

Kenneth Guernsey

+1 415 693 2091

kguernsey@cooley.com

March 1, 2021

Adverum Biotechnologies, Inc.

800 Saginaw Drive

Redwood City, CA 94063

Re: Registration on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Adverum Biotechnologies, Inc., a Delaware corporation (the “Company”), in connection with the filing of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 5,496,254 shares (the “Shares”) consisting of (i) 3,901,953 shares of the Company’s Common Stock issuable pursuant to the Company’s 2014 Equity Incentive Award Plan, as amended and restated (the “2014 Plan”), (ii) 94,301 shares of the Company’s Common Stock issuable pursuant to the Company’s 2014 Employee Stock Purchase Plan, as amended and restated (the “ESPP”) and (iii) 1,500,000 shares of the Company’s Common Stock issuable pursuant to the Company’s 2017 Inducement Plan, as amended and restated (together with the 2014 Plan and ESPP, the “Plans”).

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectus, the Company’s Amended and Restated Certificate of Incorporation, as amended, and Bylaws, each as currently in effect, the Plan and originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials, and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plan, the Registration Statement and related prospectus, will be validly issued, fully paid, and nonassessable (except as to Shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

Cooley LLP 101 California Street 5th Floor San Francisco, CA 94111-5800

t: (415) 693-2000 f: (415) 693-2222 cooley.com

March 1, 2021

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We consent to the filing of this opinion as an exhibit to the Registration Statement.

Cooley LLP 101 California Street 5th Floor San Francisco, CA 94111-5800

t: (415) 693-2000 f: (415) 693-2222 cooley.com

March 1, 2021

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Sincerely,

COOLEY LLP

By:	/s/ Kenneth Guernsey
Kenneth Guernsey

Cooley LLP 101 California Street 5th Floor San Francisco, CA 94111-5800

t: (415) 693-2000 f: (415) 693-2222 cooley.com